 Ex. 99.28(p)(11)

Congress Asset Management

(the “Company”)

CODE OF ETHICS

May 2023

A.       BACKGROUND

Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) requires all investment advisers registered with the Securities and Exchange Commission (“SEC”) to adopt a Code of Ethics that sets forth standards of conduct and requires compliance with federal securities laws. Additionally, Rule 17j-1 under the Investment Company Act of 1940 (the “Investment Company Act”) requires investment advisers to mutual funds and ETFs to adopt a written Code of Ethics and to report any material compliance violations to such board.

This Code of Ethics is intended to reflect fiduciary principals that govern the conduct of Congress Asset Management (the “Company”) and its associates in those situations where the Company acts as an investment adviser as defined under the Advisers Act when providing investment advice to clients (“Advisory Clients”).

This Code of Ethics also provides for certain personal trading restrictions, reporting and preclearance obligations, for those associates designated as an “Access Person” as defined under the Advisers Act and Appendix 1, of this Code of Ethics.

The Company utilizes MyComplianceOffice (“MCO”), an automated compliance system, to assist the Chief Compliance Officer (the “CCO”) with administering the Company’s Code of Ethics.

This Code of Ethics shall be reviewed and signed by all Access Persons of the Company upon hire, following material changes to this Code of Ethics and annually thereafter.

B.       STANDARDS OF CONDUCT

The Company and each of its associates shall at all times:

Act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, prospects and fellow associates that will reflect credit on the Company.

Place the interests of clients first, ahead of their own and others.

Strive to maintain and improve their professional skills and the professional skills of others in the Company.

Exercise reasonable care, diligence and professional judgment in performing each’s responsibilities.

Maintain knowledge of, and comply with, all applicable federal and state laws, rules, regulations and the Company’s policies and procedures, including this Code of Ethics.

Not knowingly participate or assist in any violation of such laws, rules or regulations or Company policies.

Escalate to either their manager, executive officer or CCO violations of applicable law, regulation, policy or, suspicions of wrongdoing by his/herself, of other associates, contractors, interns, etc.

Embrace a culture of compliance and sustain the Company’s ideals described above.

This Code of Ethics prohibits all associates of the Company from engaging fraudulent activities. Specifically, it is unlawful and prohibited for any Access Person to:

○	employ any device, scheme or artifice to defraud an advisory client;

○	make any untrue statement of a material fact to an advisory client or omit to state a material fact necessary in order to make the statements made to an advisory client, in light of the circumstances under which they are made, not misleading;

○	to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on an advisory client; or

○	to engage in any manipulative practice with respect to an advisory client.

ADDITIONAL REQUIREMENTS OF CHARTERED FINANCIAL ANALYSTS

Company associates who are designated as a CFA shall also be guided by the CFA Institute Code of Ethics and Standard of Professional Conduct (“CFA Code”). A copy of the CFA Code is included as Appendix 2 of this Code of Ethics.

PROHIBITION OF SHARING INTERNAL PROPRIETARY INFORMATION

The Company’s Standard of Conduct prohibits Company associates from sharing proprietary information, including but not limited to, information relating to model changes in the Company’s products. Internal communications about investments or any other proprietary practices cannot be shared unless approved by policy or by the Head of Distribution and Compliance.

REPORTING AND ESCALATION OF VIOLATIONS AND/OR SUSPICIONS OF WRONGDOING

The Company’s Standard of Conduct requires each associate to escalate violations of applicable law, regulation, policy or suspicions of wrongdoing to their manager, an officer of the firm and/or the CCO.

Managers and officers obtaining such information from other associates should escalate such to the CCO.

An associate may submit directly to the CCO, anonymously or in-person, violations of applicable law, regulation, policy or suspicions of wrongdoing.

The CCO shall research and investigate such matters, determine the relevance and validity of such matter and recommend to the Company a course of action.

The Company recognizes that, despite its culture of compliance and its Standards of Conduct, escalation of compliance violations and suspicions of wrongdoing may be stressful to certain associates who harbor fear of criticism and/or retaliation by the Company or its associates. The Company recognizes that such stress may create an unwanted obstacle to escalating actual or potential compliance violations or acts of wrongdoing. Hence:

The Company, its officers, associates or contractors shall not initiate or tolerate acts of retaliation, or indications which may create a real or perceived threat of retaliation, against an associate, who in good faith, reports violations of applicable law, regulation or policy or reports suspicions of wrongdoing.

Any act of intimidation or retaliation by an officer, associate or contractor shall be punishable up to and including termination.

C.	PERSONAL SECURITIES ACCOUNTS AND PRECLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

The Company allows Access Persons to maintain personal securities accounts, provided any such personal investing by the Access Person is in compliance with this Code of Ethics.

No Access Person may obtain direct or indirect beneficial ownership in an IPO or Limited Offering or, any Reportable Security in which he or she has direct or indirect beneficial ownership, without first obtaining preclearance from the CCO or his designee (“Designated Officer”).

PRECLEARANCE PROCEDURES

The Company utilizes MCO to provide a platform for associates to request approval for personal securities trades and for the Company to administer the personal trading pre-clearance process.

The Company has adopted the following procedures regarding preclearance of personal trading in Reportable Securities:

The Compliance and Research groups administer a “Restricted List” constituting issuer securities held, or under consideration to be held in the Company’s strategy models, including model-substitute securities (e.g., alternative security selections due to client restrictions or client direction).

Each preclearance request in a Reportable Security must be submitted via MCO.

Each preclearance request must include the following information:

○	Request type (Equities/ETFs/Funds, Fixed Income, Option, IPO, Other)

○	Company Name/Identifier/Ticker

○	Account

○	Action (Buy/Sell)

○	Number of Shares, Par Value, Etc.

○	Trade Date

MCO will not allow a pre-clearance request to go through without the information above!

Personal trade requests in issuers which match the Company’s Restricted List AND have been coded by compliance as either on the trading desk, or actively considered to be part of a model change, will be automatically denied.

Personal trade requests in other issuers matching the Company’s Restricted List, (i.e., not under consideration to be part of a model change) must receive approval from the Designated Officer (John O’Reilly) or his/her back-up before the trades are executed. The following employees have the authority to approve trades in the event the Designated Officer is unavailable:

○	Gregg O’Keefe – EVP, Portfolio Manager

○	Dan Lagan – CIO and President

If approved, approval is valid for the requested day only. If the Access Person making the request does not trade on that day, a new pre-clearance request must be submitted.

No Designated Person shall be granted permission on MCO to preclear his or her trades or review his or her own report(s). One of the Designated Person’s authorized to preclear, as mentioned above, shall review such report(s) or preclearance requests.

EXCEPTIONS TO PRECLEARANCE REQUIREMENTS

Transactions in Reportable Securities held in accounts where the Access Person has no direct or indirect influence or control of such account’s transactions do not have to be precleared

Transactions in municipal bonds, direct and indirect obligations of the United States government and its agencies do not have to be precleared (but must be reported pursuant to Section D of this Code of Ethics)

Transactions effected pursuant to the Company’s 401-k Plan, an automatic investment plan, automatic withdrawal plan, or automatic rebalancing plan do not have to be precleared

Transactions in ETFs and open ended mutual funds, except for Reportable Funds, do not have to be precleared.

Transactions in Cryptocurrencies, except for investments in ICOs (Initial Coin Offerings). Please note that digital wallets are not considered accounts, however the account that holds the cryptocurrency is reportable.

PROHIBITED TRADING PRACTICES

No Access Person may trade ahead of an advisory client account- a practice known as “front-running.”

No Access Person may act upon, misuse or disclose any material non-public information (i.e., inside information).

No Access Person may engage in shorting a Reportable Security.

30 DAY HOLDING PERIOD

Each Access Person must hold any security they have bought for at least 30 calendar days before selling.

The 30-day holding requirement is at the issuer level (i.e. a tax lot bought outside of 30 days cannot be sold if additional shares of the same security are bought within 30 days).

A security may be sold before the 30-day holding period is up if it is being sold at a loss. Should the sale result in a gain, such gain must be disgorged and donated to a charity, unless disgorgement is waived by the CCO based on reasons of hardship (see below) or other facts and circumstances deem valid by the CCO. A security may be sold before the 30-day holding period is up if the Access Person can evidence reasons of ‘hardship’ to the CCO. Examples of hardship selling could be to: make payments of tuition, purchasing a house, funding a family emergency, etc. The CCO shall determine what constitutes a hardship based on the facts and circumstances presented by the Access Person.

OPTIONS TRADING

Access Persons are allowed to trade options contracts provided that the options contract is covered and the options contract follows the 30 day holding rule.

Options trading is subject to preclearance, unless the underlying security is an ETF.

Access Persons may not transact in options in accounts that are not accessible via an electronic feed in the MCO system.

CRYPTOCURRENCY

Access Persons may own and trade cryptocurrencies

If a cryptocurrency is traded on the decentralized exchange, there are no holdings or transaction reporting requirements.

If an associate participates in an ICO, the ICO must be entered into MCO and precleared, just as if it were a private equity participation.

Associates must register and report all crypto related accounts in MCO (e.g., Coinbase, etc.).

○	An Associate opening an account in-which compliance is not familiar with will need to explain the account’s utilities and how it will be used.

Transactions in cryptocurrencies, excluding ICO’s (see above), do not need to be individually reported in MCO.

In addition, an Access Person who is registered with FINRA under Quasar, must report such accounts in Quest CE.

D.       REPORTS REQUIRED FROM ACCESS PERSONS

All Access Persons are required to open an account in MCO (with assistance from Compliance). Each Access Person must authorize their broker/dealer or custodian to provide daily securities holdings feeds to MCO or, if the daily feed is not available from a particular custodian, the Access Person must provide duplicate monthly statements to Compliance or directly to MCO. All month-end holdings and transaction data will be entered into the MCO system, for the Company to review.

In-Turn MCO shall generate reports for each Access Person as required under the Code of Ethics and Rule 17j-1(d) of the Investment Company Act. Such reports shall be confirmed as complete and correct by the Access Person and reviewed by the Advisor’s compliance department.

INITIAL AND ANNUAL HOLDINGS

Within ten days of becoming an Access Person and within 30 days of each calendar year-end thereafter, each Access Person must confirm in MCO all accounts (e,g,, brokerage accounts, trust/custody accounts, etc.) and all Reportable Securities held therein for the benefit of the Access Person and each of his/her Immediate Family (a “Holdings Report”). The as-of date of the holdings in each account of the Holdings Report must not be more than 45 days old, prior to the date the employee becomes an Access Person or, in the case of the annual report, 45 days from when the holdings are submitted into MCO.

QUARTERLY TRANSACTION REPORTS AND QUARTERLY CONFIRMATION OF ACCOUNTS

Following each personal trade made by an access person and at each month-end, MCO will provide the following broker trade information for each personal trade made by an Access Person to Compliance:

Date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each covered security involved

The nature of the transaction (purchase, sale, etc.)

Name of the broker, dealer or bank

Within thirty days after each calendar quarter-end, each Access Person must log-in to MCO and must:

Confirm each securities account recorded in MCO

Update MCO for any account(s) not recorded in MCO

Note: Discrepancies in Accounts, holdings or transactions on MCO should be escalated to Compliance who will assist the associate in updating MCO. The Access Person should not attest in MCO until updates are complete

MCO will provide Compliance with a report of new accounts created. The report must include the broker, the date the account was established, and the date of the report.

Confirm each transaction in a Reportable Security was recorded in MCO during the quarter

Update MCO for any securities transaction(s) not recorded in MCO

Attest that all transactions, holdings and account records are current in MCO

MCO will automatically log the date the Access Person completes the Quarterly Transaction Report.

If your account is not accessible via an electronic feed on MCO, you must provide your quarter end statement to Compliance. An Access Person may not complete their Quarterly or Annual Attestation until their holdings have been entered into MCO by Compliance.

Compliance will prompt, monitor, and track each Access Persons’ participation in completing their attestations and confirmations of all their trades in reportable securities.

EXCEPTIONS TO REPORTING OF HOLDINGS AND TRANSACTIONS REQUIREMENTS

The reporting of holdings and transactions apply only to those in personal securities accounts which the Access Person has direct or indirect influence or control.

Personal accounts over which the Access Person had no direct or indirect influence or control are exempt from the holdings and transaction reporting requirement (e.g. non discretionary accounts);

Transactions effected pursuant to the Company’s 401-k Plan. (Fidelity, the Company’s 401-k Plan administrator provides a report of all transactions and holdings to the Company)

An automatic investment plan, automatic withdrawal plan, or automated rebalancing plan do not have to be reported

Transactions in cryptocurrencies, except for ICOs

E.       ADMINISTRATION OF THE CODE OF ETHICS

The CCO has overall responsibility for implementation of this Code of Ethics and, shall:

Establish policies, procedures and controls reasonably necessary to prevent the Company’s Access Persons from violating this Code of Ethics.

Circulate (via MCO) the Code of Ethics at least annually and immediately following each material revision and receive an acknowledgement from each Access Person that the Code of Ethics has been read and understood.

Appoint one or more “Designated Persons” to administer the Preclearance process (on MCO).

The CCO shall oversee the activities of such Designated Persons.

Monitor MCO exception reports for violations of the Code of Ethics and/or other applicable trading policies and procedures.

Periodically monitor the activities of the Designated Persons to ensure Reportable Securities are being approved/denied as described in this Code of Ethics.

Monitor the administration of the Restricted Lists in MCO.

Report promptly each violation of this Code of Ethics to the President and Chief Operating Officer and, if such violation is responsive to a mutual fund or ETF, to such fund(s)’ chief compliance officer and board, in accordance with such fund(s)’ policies and procedures and Rule 17j-1 of the Investment Company Act.

On an annual basis, prepare a written report describing any issues arising under the Code of Ethics or procedures, including information about any material violations of the Code of Ethics or its underlying procedures and any sanctions imposed due to such violations and submit the information to the Company’s Management Committee.

On an annual basis, provide the Chief Compliance Officer and the Board of Trustees (the “Board”) of each investment company for which the Company serves as investment advisor or investment sub-adviser, a written report describing any issues arising under the Code of Ethics or its compliance policy and procedures since the last report to the Board, including but not limited to, information about any material violations of the Code of Ethics or its policies and procedures and, any sanctions imposed in response to such violations.

The Company shall certify to each investment company Board and Fund CCO annually that it has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics.

F.       OUTSIDE BUSINESS ACTIVITIES

Business activities outside the Company can result in a source of conflict among the Company, its associate and a third-party business. Access Persons must not enter into business arrangements and obligations which may conflict with the Company’s fiduciary duty to its clients.

The Company may permit an associate to enter into and maintain certain kinds of business activities, (e.g., not for profit board seats, memberships, etc.), but shall do so on a facts and circumstances basis.

Certain outside business activities are not allowed, such as serving on boards of companies whose securities are owned by mutual funds and ETFs advised or sub-advised by the Company.

REPORTING OF OUTSIDE BUSINESS ACTIVITY

Each Access Person is required to report in MCO every outside business activity within ten days of becoming an Access Person. All entered outside business activities are reviewed by a member of the Compliance Department upon entry;

Each Access Person considering engaging in an outside business activity must request and receive approval from their direct manager and the CCO (via MCO) prior into entering into such an arrangement;

All Access Persons must review and attest all outside business activity listed in MCO is valid and up-to-date at least annually, and as often as deemed necessary by the CCO. All attestations are reviewed by a member of the Compliance Department upon completion.

G.       POLITICAL CONTRIBUTIONS (“Pay to Play”)

Rule 206(4)-5 of the Investment Advisers Act (“Pay-to-Play” Rule) prohibits an investment advisor from: (1) providing advisory services for compensation to a government entity client for two years after the advisor or certain of its executives or employees makes a contribution to certain elected officials or candidates in amounts in excess as outlined below.

Company associates may make political contributions up to $350 per election to an elected official or candidate for whom the associate is entitled to vote for and, $150 per election to an elected official or candidate for whom the associate is not entitled to vote for.

Company employees may not circumvent the Pay-to-Play Rule by making contributions through spouses, family members, friends, political action committees (“PACs”), etc.

REPORTING OF POLITICAL CONTRIBUTIONS

Each Access Person is required to report in MCO all political contributions and solicitations made for the 2-year period prior to employment within ten days of becoming an Access Person;

After initial disclosure, each Access Person is required to report in MCO all political contributions and solicitations immediately after contribution has been made. All entered political contributions are reviewed by a member of the Compliance Department upon entry;

All Access Persons must review and attest all political contributions listed in MCO are valid and up-to-date at least semi-annually, and ad hoc as deemed necessary by the CCO. All attestations are reviewed by a member of the Compliance Department upon completion.

H.       CONFLICTS

The trust our clients place in us is critical to the success of the Company. It is the responsibility of each associate to identify and report to his/her manager and the CCO any situation which may have real or perceived conflicts of interests among and/or between the Company, its clients, affiliates and non-affiliated business partners (“Conflicts”). Further:

The CCO shall ensure that all known Conflicts which are deemed material by the CCO are properly disclosed in the firm’s Form ADV Part 2A and other documents requiring such disclosure.

Each Conflict which is escalated to the CCO shall be presented to senior management for review and determination of how it will be remediated and/or managed.

The CCO shall be responsible for monitoring the firm’s ongoing management of its Conflicts.

I.       RECORD MAINTENANCE

The CCO, or his Designated Person, shall maintain or cause to be maintained in a readily accessible place the following records:

A copy of each Code of Ethics adopted by the firm that is in effect, or at any time within the past five years was in effect.

A record of each violation of this Code of Ethics and any action that was taken as a result of such violation. Records of violations must be maintained for a period of five years from the end of the fiscal year in which the violation occurs.

A record of compliance certifications for each Access Person of the firm must be maintained for at least five years.

A copy of each report made by an Access Person, including any information provided in lieu of the reports, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided.

A list of all persons who are currently, or within the preceding five years were, Access Persons, or who are currently or within the preceding five years were responsible for reviewing Access Person reports.

A copy of each annual written report, provided to the Company pursuant to this Code of Ethics, must be maintained for a period of five years after the end of the fiscal year in which the written report is made.

A record of any decision, and the reasons supporting the decision, to approve the acquisition of IPOs or Limited Offerings, must be maintained for a period of five years after the end of the fiscal year in which the approval is granted.

J.       SANCTIONS

As to any material violation of this Code of Ethics, the Company shall review each violation and apply sanctions to an Access Person causing such violation(s) which may include, but are not limited to: (1) a written reprimand in the Access Person's employment file; (2) a suspension of personal securities trading privileges; (3) fines and/or disgorgement of trading profits; and/or (4) termination from employment.

APPENDIX 1

DEFINITIONS

ACCESS PERSON

For purposes of this Code of Ethics, “Access Person” shall mean all directors, officers, general partners, associates, contractors and interns of the Company: (i) who have access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund; or (ii) who are involved in making securities recommendations to clients, or who have access to such recommendations that are nonpublic.

For purposes of this Code of Ethics, all directors, officers, general partners, associates, contractors and interns of the Company are presumed to be Access Persons unless explicitly excluded from such definition by the CCO.

REPORTABLE SECURITY

Includes any Security (see below), but does not include (i) direct obligations of the Government of the United States or its Agencies; (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies (i.e., mutual funds) other than Reportable Funds; (iv) municipal bonds

RESTRICTED LIST

Constitutes issuer securities held, or under consideration to be acquired in the Company’s strategy models, including model-substitute securities (e.g., alternative security selections due to client restrictions or client direction).

IMMEDIATE FAMILY MEMBER

Includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, father-in-law, mother-in-law, son-in-law, daughter-in-law, sister-in-law, brother-in-law (including adoptive relationship) – living at the same address.

INITIAL PUBLIC OFFERING (IPO)

An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

LIMITED OFFERING

An offering that is exempt from registration under the Securities Act of 1933 (the “Securities Act”) pursuant to Section 4(a)(2) or Section 4(a)(5) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

REPORTABLE FUND

Includes any registered investment company to which the Company serves an investment adviser or principal underwriter. As or the date of this Code the following Funds are considered Reportable Funds:

●	Congress Large Cap Growth Fund*

●	Congress Mid Cap Growth Fund*

●	Congress Small Cap Growth Fund *

●	Congress Large Cap Growth ETF

●	Congress SMid Growth ETF

●	Liberty All-Star Growth Fund

●	JNL Multi-Manager Small Cap Value Fund

*The Congress Mutual Funds held in the Company’s 401-k Plan are not considered reportable.

SECURITY

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.